EXHIBIT 10.6
ADDENDUM TO NON-QUALIFIED STOCK OPTION
Special Rules Applicable to Continuation of Option Following Optionee’s Retirement, Death or Disability, and
Providing for Certain Permissible Transfers.
     This addendum, applicable to the Option granted to [NAME], the Optionee, as of [DATE], and effective as of the Effective Date, for the purpose of providing for continued exercisability and vesting of the Option in certain circumstances (set forth below under the heading “Continuation of Option”) and for certain limited rights to transfer the Option (as set forth below under the heading “Transferability”) has been provided with respect to the Option in connection with and as consideration for Optionee’s agreement not to engage in certain activities following his termination of service as a member of the Board (as set forth below under the heading “Non-Competition Provisions”). In recognition of these mutual agreements as set forth herein, and intending to be legally bound, the Company and the Optionee hereby agree as follows:
Continuation of Option
     Notwithstanding the provisions of Paragraph 2 of this Option, if the Optionee terminates his service as a member of the Board on or after attainment of age 62 (“Retirement”), or by reason of his death or Disability:
     A. The Optionee shall not be treated as having voluntarily terminated his service as a Board member;
     B. The Option shall continue to be exercisable and to vest pursuant to the provisions of this Addendum; and.
     C. The Option shall continue in effect following the death, Disability or Retirement of the Optionee, and shall continue to vest and be exercisable pursuant to the terms of Paragraphs 1 and 2 of the Option, except that Optionee’s termination of service by reason of death, Disability or Retirement shall not be taken into account.
     The provisions of Paragraph 2, other than Paragraphs 2(a), and (b) shall continue to apply.
Transferability
     Notwithstanding the limitations on transfers otherwise applicable to this Option, the Option may be transferred by the Optionee in a transaction that qualifies as a Family Transfer (as that term is defined in the Plan), and the Option shall, thereafter, be exercisable by the person or entity receiving the Option pursuant to such Family Transfer. Notwithstanding the foregoing, this Option shall only be exercisable by a transferee to the same extent and subject to the same terms and conditions as would have applied had no Family Transfer been made.
Non-Competition Provisions
     In order to induce the Company to agree to the terms of this Stock Option Grant, as modified by this Addendum, Optionee agrees that Optionee shall not, except upon a waiver by the Committee in writing of these requirements, at any time after the Optionee’s Disability or Retirement engage directly or indirectly, as a proprietor, equity holder, investor (except as a passive investor holding not more than ten percent (10%) of the outstanding capital stock of a publicly held company), lender, partner, director, officer, employee, consultant or representative or in any other capacity in the “Home Building Business”. As used herein, the term “Home Building Business” shall mean any business involved in the acquisition, development or improvement of any real estate for potential residential use or the purchase, construction, development, marketing or sale of single or multi-family residential units or any other business which competes with the Company in the determination of the Committee.
     This Option shall immediately terminate upon a finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Optionee, that the Optionee has breached terms of this Addendum. In such event, in addition to immediate termination of the Option, the Optionee shall automatically forfeit all Option Shares for which the Company has not yet delivered the share certificates upon refund by the Company of the amount paid for such Option Shares.

TOLL BROTHERS, INC.

By:

(Corporate Seal)